December 31, 2009

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

The Federal Home Loan Bank of New York achieved solid financial results in 2009 while continuing to operate in uncertain market conditions and in a national economy that is trying to regain its footing. I am pleased to report that the FHLBNY has continued to remain focused on our core mission of providing our hometown member lenders with needed liquidity. From the outset of the financial crisis a year and a half ago, the Home Loan Bank and our community member lenders have continued to perform well. Our members know their communities and their customers, and they follow a traditional, conservative, and sensible approach when making a loan. Our members know a responsible mortgage loan is one that is appropriately underwritten, suitable for the customer, and has a very high probability of being re-paid. They know that the extension of good credit counts.

We have set the course and executed plans to make the Federal Home Loan Bank of New York an organization of which our members can be proud. Our dedicated staff, a tested management team, and the outstanding Board of Directors have combined to make this Bank one of the best among our peers.

Michael M. Horn reelected Board Chair for 2010-2011; José Ramon González elected to Board for new four-year term

I am delighted to report that at the December 2009 Board meeting, Michael M. Horn, the current Board Chair, was again elected to serve again as Board Chair for a two-year term starting January 1, 2010. Earlier this year, Mr. Horn was elected by the FHLBNY’s membership to serve again on the Board as an Independent Director for a four-year term also commencing on January 1, 2010.

Report from the President
December 31, 2009

In addition, the Board elected José Ramon González, the Board’s current Vice Chair, to serve on the Board as a Member Director for a new four-year term commencing on January 1, 2010 and ending on December 31, 2013. Mr. González’ current term as Vice Chair began in January of 2009 and ends on December 31, 2010.

Mr. Horn has been a partner in the law firm of McCarter & English, LLP since 1990. He has served as the Commissioner of Banking for the State of New Jersey and as the New Jersey State Treasurer. He was also a member of the New Jersey State Assembly and served as a member of the Assembly Banking Committee.

Mr. González was President and Chief Executive Officer of Santander BanCorp and Banco Santander Puerto Rico from October 2002 until August 2008. Since 2000, he has served as a Director of Santander BanCorp and he has served as a Director of Banco Santander Puerto Rico since 2002. Mr. González joined the Santander Group in August 1996 as President and Chief Executive Officer of Santander Securities Corporation. He later served as Executive Vice President and Chief Financial Officer of Santander BanCorp and in April 2002 was named President and Chief Operating Officer. Mr. González is a past President of the Puerto Rico Bankers Association and a past president of the Securities Industry Association of Puerto Rico. Mr. Gonzalez has served on the FHLBNY’s Board since January, 2004.

In Washington

On December 11, 2009, the House of Representatives, by a vote of 223 to 202, adopted the “Wall Street Reform and Consumer Protection Act of 2009.” As noted in my December 1, 2009, report, the bill as originally adopted by the House Financial Services Committee contained the “80/20” split on secured lending losses as proposed by the FDIC and contained in the Miller/Moore Amendment. As Anthony P. Costa, chairman and a co-chief executive of Empire State Bank in Newburgh, N.Y., and the chairman of the American Bankers Association’s Federal Home Loan Bank committee, pointed out in a much read American Banker commentary, “provisions that undermine the foundations of the Federal Home Loan Bank System will not help prevent another crisis; they will make another crisis more likely.”

However, as this bill moved through final passage on the House floor, language was added to make it explicit that the “80/20” provision did not apply to the advances of the Home Loan Banks. This action, and other actions in support of the Federal Home Loan Banks, are in keeping with Committee Chairman Barney Frank’s statement earlier in the year that the Home Loan Banks “are perceived as very well run” and “a reliable source of funding which most Members (of Congress) support.”

I particularly would like to thank the New Jersey League of Community Bankers and our other members, including Tony Costa, for weighing in on the matter.

Report from the President
December 31, 2009

The 111th Congress will continue to grapple with the passage of financial reform legislation in 2010 and we will continue to closely monitor the proposals’ progress in the legislative process.

I want to express my personal appreciation to each stockholder for the business you brought to the Bank in 2009. We are here to help our members play a key role in the delivery of responsible, long-term housing and community financing.

On behalf of all of the people at the Home Loan Bank, I want to wish you the very best in the New Year.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.